Exhibit 99.1

ACHILLION REPORTS 2010 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

NEW HAVEN, CT, March 2, 2011 — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and twelve months ended December 31, 2010.

For the three months ended December 31, 2010, the Company reported a net loss of $6.2 million, compared to a net loss of $6.7 million in the three months ended December 31, 2009. For the full year ended December 31, 2010, the Company’s net loss was $25.5 million, compared to a net loss of $25.9 million for the year ended December 31, 2009. Cash and cash equivalents and marketable securities at December 31, 2010 were $55.2 million.

“In many ways, this past year was a transformational one for Achillion as we advanced our pipeline of HCV assets, and thereby, significantly improved our strategic position in the HCV market,” said Michael Kishbauch, President and CEO of Achillion. “We expect to have three HCV compounds in the clinic shortly, with the most advanced, ACH-1625, in phase 2, and two additional candidates, ACH-2684 and ACH-2928, in phase 1. With its current profile, including impressive viral load reduction and good safety and tolerability profile, we continue to believe that ACH-1625 has the ability to become a best-in-class protease inhibitor for HCV treatment. We look forward to being able to soon announce 4-week rapid viral response, or RVR, results from an on-going phase 2 clinical trial of ACH-1625.

“With our NS5A inhibitor, ACH-2928, as well as our high-potency, pan-genotypic HCV protease inhibitor, ACH-2684, also in our pipeline of clinical candidates, we believe Achillion is well positioned to participate in the large and important HCV market. The opportunities we have for intra-company combinations of therapies provide Achillion with a significant advantage, as HCV is a disease in which combination therapies are anticipated to become the standard of care.”

Fourth quarter results

The Company reported a net loss of $6.2 million for the three months ended December 31, 2010, compared to a net loss of $6.7 million for the three months ended December 31, 2009. Revenue for the three months ended December 31, 2010 totaled $2 million, compared to $61,000 in the three months ended December 31, 2009. Revenue in the fourth quarter 2010 substantially consisted of grants under the Qualified Therapeutic Discovery Program, or QTDP, a federal program administered through the National Institutes of Health.

Research and development expenses were $6.1 million in the fourth quarter of 2010, compared to $4.9 million for the same period of 2009. Research and development expenses in 2010 were primarily related to costs incurred from clinical testing of the Company’s HCV protease inhibitor, ACH-1625, as well as late stage preclinical testing of the Company’s HCV NS5A inhibitor, ACH-2928, and its pan-genotypic protease inhibitor, ACH-2684.

For the three months ended December 31, 2010, general and administrative expenses totaled $2.2 million, compared to $1.9 million in the same period in 2009.

Full-year results

For the year ended December 31, 2010, the Company reported a net loss of $25.5 million, compared to a net loss of $25.9 million in 2009. Total revenues were $2.4 million for the year ended December 31, 2010, consisting substantially of QTDP program grants, compared to negative $294,000 for the year ended December 31, 2009. Revenues were negative in 2009 due to a change in estimate of the Company’s remaining performance obligations under its collaboration agreement with Gilead Sciences.

For the year ended December 31, 2010, research and development expenses totaled $20.5 million, compared to $18.4 million in 2009. The increase in research and development expense was primarily a result of increased clinical trial costs associated with ACH-1625, as well as IND-enabling preclinical testing costs associated with ACH-2928 and ACH-2684.

General and administrative expenses were $7.2 million for the year ended December 31, 2010, compared to $6.6 million incurred in the year ended December 31, 2009, the increase resulting from higher business development and professional services fees.

2011 Financial Guidance

The Company expects that research and development expenses during 2011 will be between $30 and $33 million and that net cash used in operating activities in 2011 will approximate $35 million based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs. The net loss per share is anticipated to range from $0.65 to $0.70 per share.

Conference Call

The Company will host a conference call and simultaneous webcast on Wednesday, March 2, 2011 at 4:30 p.m. Eastern time. To participate in the conference call, please dial (877) 354-0215 in the U.S. or (408) 427-3695 for international callers. A live audio webcast of the call will be accessible at www.achillion.com, under the News Center section of the website. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 7:30 p.m. Eastern time on March 2, 2011, through 11:59 p.m. Eastern time on March 5, 2011 by dialing (800) 642-1687 or (706) 645-9291. The replay passcode is 48293966.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis C and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Achillion’s expectations regarding future financial performance, the timing and duration of clinical trials, the Company’s expectations regarding the release of data from ongoing clinical trials and the Company’s expectations regarding combination therapies that may become the standard of care for HCV infected patients. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Achillion’s ability to attract and develop potential collaboration relationships; unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

ACHN-G

Company Contact:

Mary Kay Fenton

Glenn Schulman

Achillion Pharmaceuticals, Inc.

Tel. (203) 624-7000

mfenton@achillion.com

gschulman@achillion.com

– Financial results follow –

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenue	$2,005	$61	$2,436	$(294)

Operating expenses:
Research and development	6,098	4,857	20,529	18,419
General and administrative	2,158	1,876	7,205	6,553
Restructuring charges	—	(58)	—	274

Total operating expenses	8,256	6,675	27,734	25,246

Loss from operations	(6,251)	(6,614)	(25,298)	(25,540)

Other income (expense):
Interest income	48	2	101	172
Interest expense	(40)	(114)	(284)	(564)

Net loss	$(6,243)	$(6,726)	$(25,481)	$(25,932)

Net loss per share - basic and diluted	$(0.11)	$(0.25)	$(0.57)	$(0.98)

Weighted average shares outstanding - basic and diluted	58,357	26,673	45,079	26,537

Balance Sheets

(Unaudited, in thousands)

	December 31, 2010	December 31, 2009

Cash and cash equivalents and marketable securities	$55,200	$9,712
Working capital	52,296	2,803
Total assets	58,235	11,670
Long-term liabilities	2,489	2,906
Total liabilities	7,691	10,648
Total stockholders’ (deficit) equity	50,544	1,022